Arizona
                                   Instrument

                                VALUATION REPORT

                                  JUNE 30, 1999



                                 OXFORD ADVISORS

                                Phoenix, Arizona
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                                                                      Instrument
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                                TABLE OF CONTENTS

Description of the Assignment .............................................    A

Conditions and Assumptions.................................................    B

General Valuation Factors Considered.......................................    C

Summary of Due Diligence Procedures .......................................    D

Valuation of Arizona Instrument Corporation................................    E

Comparable Public Company Screen...........................................    F

Comparable Public Company Analysis.........................................    G

Comparable Acquisition Analysis ...........................................    H

Discounted Cash Flow and Sensitivity Analysis..............................    I

Valuation Opinion..........................................................    J

Qualifications of Appraiser................................................    K

Contingent and Limiting Conditions ........................................    L

Independence of Appraiser..................................................    M

                                   APPENDICES


Company Prepared Financial Information............................    Appendix A

Comparable Company Information....................................    Appendix B

Control Premium Study ............................................    Appendix C

Bibliography .....................................................    Appendix D

Professional Resume ..............................................    Appendix E

AZIC Beta Coefficient Data .......................................    Appendix F
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                                                                      Instrument
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                        A. DESCRIPTION OF THE ASSIGNMENT

Oxford Advisors was retained for purposes of determining the fair market value of Arizona Instrument Corporation ("AZIC" or the "Company") and its Common Stock as of June 30, 1999 ("Valuation Date"). The fair market value of the Company is referred to herein as the Enterprise Value. The following schematic places this value in perspective relative to other levels of corporate and securities valuation:

LEVELS OF VALUE:


                           Strategic Acquisition Value



                           Premium for Strategic Value


                                Enterprise Value
                            (100% Ownership Interest)



            Premium for Control              Minority Interest Discount



                          Public Stock Market Quotation
                         (Marketable Minority Interest)


                       Discount for Lack of Marketability


                      Nonmarketable Minority Interest Value
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                                                                       Arizona
                                                                      Instrument
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     Fair market value is  considered  to represent the value at which a willing seller and willing buyer, each having reasonable knowledge and both being informed of the relevant facts about the business, could reasonably conduct a transaction, neither party acting under any compulsion to do so. The Enterprise Value is calculated from the perspective of a hypothetical buyer that maintains voting control over the business or asset and maintains the ability to determine strategic and financial direction. Certain calculations within this report have been rounded in accordance with standard investment banking industry practice. The impact of this practice within this report does not have a material impact on our opinion.

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                                                                       Arizona
                                                                      Instrument
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                          B. CONDITIONS AND ASSUMPTIONS

This report is subject to the following conditions and assumptions:

1. We have relied on information provided by certain third parties, including unaudited financial information, without independent verification and have assumed the financial information is presented in compliance with generally accepted accounting principles ("GAAP") and is accurate and complete in all material respects.

2. We have relied upon certain information and data supplied by third parties. We have assumed that this information is reliable and does not contain any material misstatement or omit any material fact that would render it misleading.

3. In determining the various levels of value described in the previous section, we have assumed that AZIC is structured and operated in its current configuration on a stand-alone basis. We have not considered any synergy that might be achieved through either merger, alliance or any other type of arrangement with a strategic partner. We have not solicited any third party indication of interest to acquire any or all of AZIC's Common Stock. Consequently, the opinion set forth within this report does not reflect the potential strategic or synergistic value of the Company. It is possible that this value may differ from the value underlying our opinion and is highly dependent on the characteristics of the specific buyer of a business.

4. We have relied on, and examined, certain public information regarding the financial performance of comparable companies, comparable acquisitions, comparable initial public offerings and on certain private information. We have assumed that such information is accurate in all material aspects.

5. Our report is based on business, economic, market and other conditions as they existed as of June 30, 1999.

                                      -3-
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                                                                       Arizona
                                                                      Instrument
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                     C. GENERAL VALUATION FACTORS CONSIDERED

Numerous factors need to be considered in determining the Enterprise Value and Common Stock Values of Arizona Instrument Corporation. For purposes of this valuation, we considered the following factors:

1. The economic outlook in general and, in particular, the outlook of the industries in which the Company operates;

2. The history of the business, the background of management, the nature of the Company's operations, and the factors affecting its business segments;

3. The historical operating results of the Company, and its various business segments, particularly revenues, earnings and cash flow;

4.   The market and competitive positions of the Company;

5.   The barriers to entry into the Company's industries;

6. The growth prospects for the Company and the capital resources required to achieve such growth;

7. Projected financial performance, particularly revenues, earnings and cash flow as well as the factors which affect these financial indicators;

8. As we deemed appropriate, the present worth of future monetary benefits based upon appropriate rates of return as indicated by alternative investment opportunities of comparable magnitude, character, and risk;

9. Certain valuation ratios or multiples based upon "comparable" entities, assets, and/or transactions;

10.  The Company's dividend policy;

11. The viability and costs associated with a public offering or other potential exit strategy;

12. An appropriate and reasonable holding period for each of the asset categories;

13. Prior sales/transfers of Common Stock acquired or exchanged and other factors related to the Company's redemption policy;

14. Our opinion also takes into consideration all elements of appraisal listed in Internal Revenue Service Ruling 59-60, which provides guidelines for the valuation of closely-held companies. Revenue Ruling 59-60 states that all relevant factors should be taken into consideration, including the following:

     * The nature of the business and the history of the enterprise from its inception.
     * The economic outlook in general and the condition and outlook of the specific industry in particular.
     * The book value of the stock and the financial condition of the business.
     *    The earning and dividend-paying capacity of the Company.
     *    Whether or not the enterprise had goodwill or other intangible value.
     *    Sales of the stock and the size of block to be valued.
     * The market price of stocks of corporations engaged in the same or a similar line of business having their stocks actively traded in a free and open market, either on an exchange or over-the-counter.

15. Certain other valuation factors that we deemed to be relevant with respect to this assignment.

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                                                                      Instrument
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         D. SUMMARY OF DUE DILIGENCE PROCEDURES AND INFORMATION SOURCES

During the process of determining the Enterprise and Common Stock Values of the Company, we performed various procedures designed to obtain information necessary to develop an informed conclusion. These procedures are summarized as follows:

1. Conducted several discussions with Company management for purposes of understanding the following:

     *    Its overall strategic plan;
     * The nature and outlook of its business segments, and the level of competition affecting these segments;
     * The assumptions underlying financial projections prepared in connection with this assignment; and,
     * Other topics related to the determination of the Enterprise Value and Common Stock Value of the Company.

2. Performed certain analysis of the Company's financial projections for purposes of determining reasonableness.

3. Reviewed publicly available information related to industry in which the Company operates.

4.   Reviewed the historical stock price and volume information of AZIC.

5. Analyzed empirical information pertaining to acquisition transactions involving companies in related industries to the Company.

6. Performed other procedures that we deemed to be relevant with respect to this assignment.

Several sources of information were used to complete this appraisal. The following summarizes certain sources of information:

     *    Financial projections prepared by AZIC.
     *    Historical  financial statements and analysis provided by the Company.
     *    Industry information obtained from third party interviews and data.
     * Public company information and data were obtained on-line from the SEC Edgar Service and NASDAQ.
     * Information pertaining to selected comparable sales transactions was obtained from MergerStat, PratStat's, and from certain industry telephone interviews.
     * Discussions with Company management pertaining to the estimated level of comparability of certain companies in the Measurement and Control Instrument Industry.

                                      -5-
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                                                                      Instrument
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                 E. VALUATION OF ARIZONA INSTRUMENT CORPORATION

                                  THE COMPANY

     Arizona Instrument Corporation designs and manufactures precision instruments used in quality control, industrial control and environmental monitoring applications. AZIC's initial product was the Computrac moisture analyzer for In-Process applications, but the Company has expanded into other product areas. AZIC completed its initial public stock offering on September 22, 1983 as Computrac Instruments, Inc. and changed its name to Quintel Corporation later that year. In March 1987, to reflect new product offerings, the Company was renamed Arizona Instrument Corporation. The following chart reflects the Company's stock price and volume performance for the twenty-four (24) months ending July 7, 1999.

                     24 Month Price end Volume as of 7/7/99


[GRAPH]

[ ]Close  [ ]Share Volume        Click on the chart to view the underlying data.

     In December 1986, the Company acquired Jerome Instrument Corporation ("Jerome"), a manufacturer of mercury and hydrogen sulfide gas analyzers. In January 1988, AZIC completed the acquisition of certain assets from Genelco, Inc. ("Genelco") including the Soil Sentry line of UST leak detection systems. In June 1994, the Company introduced the Encompass product, its next generation of fuel management and leak detection compliance systems. In September 1992, the Company acquired Horizon Engineering Systems (`Horizon"), a company that specialized in testing and engineering services for USTs; however, the Company discontinued Horizon's operations during 1997. On April 30, 1999, the Company completed the sale of the assets of AZIC's Encompass and Soil Sentry product lines to National Environmental Service Company. This transaction allows AZIC to focus on its historic core businesses of toxic gas analysis ("Jerome Product Line") and moisture analysis ("Computrac Product Line").

     On March 9, 1999, BP Oil Company ("BP Oil") filed suit in United States District Court in the Northeast District of Ohio, alleging breach of contract and breach of warranty by AZIC in the sale of Encompass systems. BP Oil was seeking approximately $2.0 million in actual damages plus an additional several million dollars in incidental and consequential damages. On June 28, 1999, the Company reached a settlement agreentent with BP Oil whereby the Company pays $35,000 in cash damages and will accept the return of the Encompass systems that were delivered to BP Oil.

     The following is a summary of selected financial information for the Company, adjusted for certain discontinued operations:

                      1995             1996              1997            1998
                      ----             ----              ----            ----
Sales              $10,593,000      $10,663,000     $15,232,000      $13,737,000
Operating Income     1,240,100          492,000       (843,000)          502,000
Depreciation           780,000          804,000       1,168,000          668,000
EBITDA              $2,020,000       $1,296,000        $325,000       $1,170,000


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                                                                      Instrument
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PHOTO

JEROME PRODUCT LINE

     The first Jerome product was developed in 1976 as a portable mercury detector for mining applications. The initial "mercury in soil" detector spawned a line of hand-held, battery powered, field portable instruments capable of detecting mercury vapor and hydrogen sulfide in nominal quantities. The Jerome 431-X mercury vapor analyzer detects low levels of mercury in ambient air for on-site environmental testing, clean-up and analysis. Using the Company's gold-film sensing technology, the unit can be carried to sources of mercury, and displays results in seconds with the push of a button. After spill clean-up, the analyzer can be used to verify that no hazardous residue remains.

     The Jerome 631-X hydrogen sulfide analyzer detects and measures low levels of ambient hydrogen sulfide ("H2S"). Using the Company's gold-film sensing technology, the hand-held instrument quantifies H2S levels down to parts-per-billion, allowing corrective action to reduce complaints which arise at noxious-odor levels. The simple-to-operate, push button unit is easily carried to sources of H2S where it monitors gas levels to meet air quality standards.

     The market for Jerome Mercury Analyzer comprises customers in three major groups: (i) Industrial Hygiene applications involve workplace screening to ensure employees are not subjected to unacceptable mercury risk. The United States Occupational Safety and Health Administration requires industries such as battery and caustic soda manufacturers, thermometer and fluorescent light manufacturers, hospitals and laboratories to monitor for mercury; (ii) Industrial Process Quality Control customers test for mercury in products where even trace amounts can have toxic effects, such as the confined environments of submarines, engine rooms or spacecraft. Suppliers to the National Aeronautics and Space Administration and the United States Navy are required under procurement contracts to certify that certain equipment components are mercury free; and (iii) Mercury Dental Amalgam Screening applications where the Company believes that it is recognized in the dental and medical professions as the only portable instrument that provides accurate mercury vapor readings at the required levels.

     The Jerome H2S Analyzer allows industries to monitor H2S in low parts per billion levels for odor and corrosion control. Jerome H2S Analyzers effectively quantify the noxious odor of H2S given off from industrial processes in order to manage customer complaints or potential litigation. The most common market is the wastewater treatment industry. Searching for and quantifying the presence of H2S near costly industrial equipment is critical since H2S and its byproducts are highly corrosive. Industries utilizing the Jerome H2S Analyzer for corrosion control include wastewater treatment, oil and gas refining, and pulp and paper processing.

COMPUTRAC PRODUCT LINE

     The Computrac moisture analyzers simplify and automate a tedious industrial quality control procedure. Typically, a sample material is weighed, then dried in an oven for several hours to eliminate moisture. The sample is weighed again and the initial moisture content of the sample is computed based on the loss of water weight. Computrac instruments house a heating chamber to dry the sample, a precision balance to measure sample weight change and a microprocessor that uses an algorithm to quickly extrapolate moisture content based on the rate of weight loss. This technology is named the "loss on drying" or LOD technique. Computrac instruments are rugged enough to be used on the factory floor for quick batch analysis and accurate enough for precise laboratory testing. They do not require a trained technician for operation.

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                                                                      Instrument
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PHOTO

     In 1994, the Company completed development of the Computrac MAX-2000 and MAX-1000 moisture analyzers. The MAX-2000 uses digital technology to detect moisture levels accurately down to .005% in as little as two minutes. The MAX-2000 is programmable from an easy-to-use front panel menu system, allowing the user to store test parameters for 30 different sample materials. It features a real-time front panel display of moisture values, the elapsing test time and drying-curve graph, a statistical software package, and the ability to send test results to a PC or printer. In December 1995, the Company announced that it completed proof of concept of its new line of Computrac 3000 moisture analyzers with Alpha and Beta production units completed in 1996. The Computrac 3000, targeted at the worldwide titration market, requires no toxic reagents, is simple to use and maintain, and offers excellent correlation and repeatability. The Computrac 3000 was released for sale to customers during 1997 and additional product enhancements are under development. The MAX-500 was released in 1996 and is designed for price-sensitive customers who do not need all the features or the resolution of the other Computrac moisture analyzers.

     The markets for Computrac instruments tend to be niche applications in various industries. Three primary industries have yielded the Company's historical sales: (i) Foods - measuring the moisture content of cookie dough, cigarette tobacco, pasta and numerous other raw and finished food products; (ii) Chemicals - measuring moisture and total solids content of such chemical products as adhesives, coatings, and paints; and, (iii) Plastics - measuring the water content of resins used in molding or extrusion. Other applications include pharmaceutical production and forestry management.

TECHNOLOGY DEVELOPMENT

     The Company's research and development ("R&D) expenses increased 35% in 1998 compared to 1997. Expenditures for research and development for the years ended December 31, 1998, 1997 and 1996 were $1,324,640, $984,628, and $720,133, respectively. This represented 9.6% of sales in 1998, 6.5% of sales in 1997, and 6.8% of sales in 1996. The Company also intends to develop additional instrumentation products and services through OEM relationships and the acquisition of related product lines or instrument companies. During 1997, the Company reorganized its Engineering function, which had the effect of increasing Research and Development expenses which were previously accounted for in the Cost of Goods Sold. For purposes of the this assignment, we performed an analysis of companies with operations similar to AZIC ("Comparable Companies"). In connection with this analysis, we evaluated the level of the Company's R&D expenses with these companies as set forth below. It appears that the Company's R&D expenses are in-line with its closest comparable (CEM Corp.) and above the composite average.

                        R&d as a                              R&d as a
Company Name           % of Sales        Company Name        % of Sales
------------           ----------        ------------        ----------
Badger Meter Co.           4.3%           Moore Products       7.0%
CEM Corp.                  9.1%           OI Corp.             6.1%
Invivo Corp.               6.0%           TSI Inc.             13.1%
Modern Controls            7.0%           Average (1)          7.5%
AZIC                       9.6%

----------
(1)  Calculation of average excludes Arizona Instrument Corp.

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                                                                       Arizona
                                                                      Instrument
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     The Company owns two patents  directed to aspects of its Computrac  product and five foreign patents directed to aspects of its Jerome product. Two additional domestic Jerome patents and one Computrac patent are currently pending. The Company does not believe that patents are a significant long-term competitive factor in these businesses and intends to rely more on its on-going research and development, engineering and customer service to maintain a long-term competitive advantage in the market place. The Company has not granted licenses under any of its patents and such patents have not been challenged or upheld in court.

ADMINISTRATIVE

     As of June 30, 1999, the Company had a total of 58 full-time employees and 2 part-time employees. AZIC utilizes telemarketing extensively and maintains a staff of 10 professionals who each focus on a specific product application market. The Company provides ongoing training to its technical and sales personnel. None of the Company's employees are represented by a union.

                            AZIC ENTERPRISE VALUATION

     For purposes of developing a substantive valuation opinion, we considered several approaches to calculating the Common Stock Value of Arizona Instrument Corp. On the basis of our diagnostic and the current positioning of the Company, our approach focuses on the Discounted Cash Flow ("DCF") Approach. The DCF Approach is widely used in the securities industry (including investment banking and corporate finance) for purposes of valuing new issues, equity research, and advising sophisticated clientele in change of ownership transactions. This approach is heavily emphasized in Underwriting Committee meetings within the top tier of global investment banking firms.

     Implicit in the use of a DCF model is forward-looking assumptions. This is consistent with the concept of value which is highly dependent on future events. It is our opinion that the financial acumen and overall knowledge of the Company's management is very high. Consequently, financial projections prepared by AZIC, using reasonable and conservative forward-looking assumptions, provide a substantive basis to develop a conclusion as to the Enterprise and Common Stock Values. Notwithstanding the foregoing, we have also applied the appropriate multiples to pro forma historical financial information in order to test the DCF model for reasonableness.

                         CALCULATION OF ENTERPRISE VALUE

DISCOUNTED CASH FLOW APPROACH

     The DCF approach continues to gain widespread use within the securities industry. In a recently acclaimed book, the authors make the following conclusion:

     "The DCF approach captures all the elements that affect the value of the company in a comprehensive yet straightforward manner. Furthermore, the DCF approach is strongly supported by research into how the stock market actually values companies." (Copeland, T., Koller, T., Murrin, J. "Valuation: Measuring And Managing The Value of Companies." NY., NY.: John Wiley & Sons, Inc. 1990).

     The discounted cash flow approach is predicated upon the principal that the value of an asset is the present value of the expected cash flow that the asset will generate during the holding period. This valuation approach requires quantification in four key areas: (1) the amounts of future cash flow to be discounted during the interim or projection period, (2) the amount of cash flow expected to be generated at the completion of the projection period (otherwise referred to as the Terminal Value), (3) the appropriate discount rate for the interim and terminal cash flows, and (4) the time period in which it is reasonable to assume that an owner of the asset will maintain ownership/control. For purposes of the June 30, 1999, valuation model, we used an investment horizon that extended through December 31, 2003, which represents a common and

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reasonable time period used by "sophisticated buyers and investors" in assessing the value of companies and their securities.

Determining the amounts of future cash flow to be discounted requires comprehensive knowledge of the investment and/or company. Management has prepared the financial projections used for our DCF Valuation Model. These projections were prepared for the period from January 1, 1999, through December 31, 2003, on an annual basis by management. For purposes of applying the DCF Approach, free cash flow is defined as cash flow after capital expenditures financed by equity capital, debt service, tax payments, and changes in working capital.

In addition to the value developed using the DCF Approach, the Company maintains cash balances above the industry standard. Consequently, it is necessary to include this excess cash in the valuation calculations as the amount is necessary to achieve the operating cash flow levels forecasted by AZIC. As set forth in the following table and calculation, we believe that AZIC maintains approximately $1,700,000 in excess cash. Please note that the discussion pertaining to the Comparable Companies is included within this section.

                                          ST Investments       Working      WC as a % of
Company Name           Annual Revenue       and Cash        Capital (WC)       Revenue
------------           --------------       --------        ------------       -------
Badger Meter Inc.         $148,711           $1,097             $11,108          7.47%
CEM Corp.                   32,222            6,014              13,571         42.12%
Invivo Corp.                46,912           10,546              20,913         44.58%
Modern Controls             16,053            6,541               8,933         55.65%
Moore Products             168,958            3,768              39,995         23.67%
Of Corp.                    23,964            3,999               9,091         37.94%
TSI Inc.                    85,352           13,437              32,172         37.69%

                                               Average                          35.59%
                                               Weighted Average(1)              39.45%

AZIC Revenue                                                                $8,584,000
Weighted Average Industry WC Level                                              39.45%
                                                                                ------
Optimal AZIC Working Capital Level                                          $3,386,173
Actual Workin Capital                                                       $5,075,000
                                                                            ==========
Estimated Excess Working Capital                                            $1,688,827

----------
(1) Based on a composite system to determine working capital levels implied in the EBITDA Multiple the following weights were used: CEM Corp. - 50.00%; OI Corp. - 25.00%; Comparable Company Average - 25.00%. This also corresponds to the weighting system applied to the Comparable Public Company data in order to derive the Terminal Value EBITDA Multiple.

DISCOUNT RATE

     Under the equity approach to DCF valuation, the free cash flow and terminal value are discounted at a discount rate indicative of an appropriate rate of return registered by alternative investment opportunities of comparable magnitude, character, and risk. Frequently, the basis for the discount rate can be derived from groups of comparable companies using the Capital Asset Pricing Model ("CAPM") or similar models.

     Given the nature of the Company's industry, its capital structure, and the general capital structure of similar companies, we employed the equity cost of capital for purposes of calculating the present value of future cash flows. On the basis of information pertaining to comparable companies and their estimated cost of capital and conditions in the capital markets as of June 30, 1999, AZIC's cost of equity capital can be computed as follows:

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                                                                       Arizona
                                                                      Instrument
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Long-Term S & P 500 Return (1945-1997)                                 13.35%
Risk-free Interest Rate                                                 5.55%
                                                                        -----

Market Risk Premium - Ibbotson Associates                               7.80%

Estimated Beta Coefficient - Barra (1)                                   1.40
                                                                         ----

AZIC Risk Premium                                                      10.92%

Small Company Premium                                                   4.00%

Risk-free Interest Rate                                                 5.55%
                                                                        -----

AZIC ESTIMATED EQUITY COST OF CAPITAL                                  20.47%
                                                                       ======
----------
(1)  Please refer to Appendix F.

COMPARABLE PUBLICLY TRADED COMPANY DATA

     The purpose of gathering data on comparable publicly traded companies is to derive some benchmarks by which the financial markets value companies on a marketable, minority basis. In turn, this information can be applied to the AZIC financial data for purposes of calculating the value of the Company, including the Terminal Value. Selection of comparable public companies generally entails applying a series of increasingly detailed screens to descriptive and financial information on the public companies. The rationale for this process is to attempt to isolate companies subject to the same, or similar, business risks as AZIC. The factors used to determine the appropriate level of comparability included but were not limited to:

*    The nature of the business
*    Barriers to entry
*    The proprietary nature of the end product
*    The maturity of the business
*    Profitability trends and levels
*    Products
*    The asset and capitalization structure of the company
*    Market
*    Other financial and non-financial factors
*    Nature of the competition
*    Sales trends

     In order to identify comparable publicly traded companies, we performed a screen for comparable publicly traded companies (Using Compact Disclosure Inc. databases) utilizing the following criteria:

SIC     Description                         # of Cos.             Comments
---     -----------                         ---------             --------
3821    Laboratory Apparatus                   12           Scientific Development Technology
3822    Environmental Controls                 3            Substantively Related to AZIC Primary
                                                              Industry Classification Category
3823    Process Control Instruments            53           AZIC Primary Industry Classification Category
3824    Fluid Meter and Counting Devices       5            Substantively Related to AZIC Primary
                                                              Industry Classification Category
3825    Electricity Measuring Instruments      44           Semiconductor Industry Applications
3826    Analytical Instruments                 40           Dominated by Clinical and Biological and
                                                              Healthcare Applications
3827    Optical Instruments                    11           Optics-Based Technology
3829    Measuring and Controlling              33           Industry Classification Dominated by Oil and
                                                              Gas Applications
        Measuring & Monitoring Devices         201

     The 201 companies that passed the initial screen were then subjected to further scrutiny using the criteria previously described in this section. This level of analysis produced a population of twenty-five companies that was presented to the Company for detailed analysis and to develop a rating as to the estimated level of comparability. This analysis produced a group of eight companies that offered sufficient levels of comparability. As a group the

                                                                       Arizona
                                                                      Instrument
--------------------------------------------------------------------------------

comparables provide a meaningful "band" of information and data in which to triangulate a conclusion. The results of the this analysis are included in Sections F and G within this report.

COMPARABLE TRANSACTION DATA

     Similar to the previous screen using publicly-traded company data, the purpose of gathering data on comparable acquisition transactions is to derive some benchmarks by which the capital markets value companies on an Enterprise Basis. In turn, this information can be applied to the AZIC financial data for purposes of calculating the value of the Company. Utilizing Mergistat and Pratt's Stats database information, we gathered the data included in Section H herein. The SIC Codes set forth above were used to screen for recent acquisition transactions.

TERMINAL VALUE MULTIPLE

     A Terminal Value (or value in perpetuity) was calculated based upon the information obtained from the comparable companies identified in the previous table. The Terminal Value multiple, used in the year in perpetuity, accounts for the fact that the Company continues to maintain value at the end of the investment horizon. The principal source of data in which to form a conclusion as to a reasonable Terminal Value multiple was based upon multiples at which the financial markets value "comparable" publicly traded companies that are previously identified above. In using the data obtained from these companies, the implicit assumption is that the environment at December 31, 2003, will remain broadly similar to today's and that AZIC will continue to be operated as a going concern. On the basis of our analysis, we believe that a reasonable and appropriate Terminal Value Multiple is five (5) to six (6) times earnings before interest, taxes, depreciation, and amortization ("EBITDA").

CONCLUSION - AZIC ENTERPRISE VALUE

     The results of the calculation of the Enterprise Value utilizing the DCF Approach are included in Section I of this report. Also included in Section I is a comprehensive analysis based on the sensitivity of the Enterprise Value to certain key variables. These variables include the discount rate, Terminal Value multiple, and the Control Premium. This analysis supports a conclusion as to the Enterprise Value of the Company of $6.5 million to $7.0 million. This range is substantiated in applying the terminal multiples to 1999 budgeted financial information. We believe that the lower end of the range is more applicable as the DCF model takes into consideration the effect of the growth rate which is substantially lower than the Company's equity cost of capital. It is also important to note that the Company maintains excess levels of cash. Consequently, it is necessary to incorporate this excess cash balance in calculating the Enterprise Value.

                                                                  Budgeted 1999
                                                                  -------------
      Total Revenue                                                 $8,584,000
      Gross Margin                                                   5,286,000
      Total Operating Expenses                                       4,819,000
                                                                     ---------
      Operating Income                                                 467,000
      Depreciation                                                     521,000
                                                                       -------
      EBITDA                                                           988,000
      Multiple                                                             5.5
                                                                           ---
                                                                     5,434,000
      Excess Cash Balance                                            1,700,000
                                                                     ---------
      AZIC ENTERPRISE VALUE                                         $7,134,000
                                                                    ==========

----------
(1) 1999 has been adjusted to reflect the ongoing configuration of the Company. This data was supplied by the Company and reflects discussions pertaining to the normalization of the Income Statement for comparative purposes.

                                                                       Arizona
                                                                      Instrument
--------------------------------------------------------------------------------

                  CALCULATION OF THE COMMON STOCK VALUE OF AZIC

     AZIC has requested that we determine the Common Stock Value of its common stock value on a nonmarketable, minority basis. Consequently, we have considered the characteristics of the common stock as they apply to the Common Stock Value. Therefore, in order to determine the Common Stock Value, it is necessary to adjust the Enterprise Value to reflect the characteristics of the common stock, the lack of marketability of the common stock, and the lack of control of these securities. The results of this analysis provide the basis for adjusting the Enterprise Value identified in the preceding subsection in order to calculate the Common Stock Value.

PREMIUM FOR CONTROL

     As contrasted with a minority interest, the controlling interest in a company maintains the ability to alter the firm's capital structure, liquidate all or part of the company, elect directors, determine the overall strategy, and declare dividends, as well as other rights and privileges. A control premium is defined as the additional consideration that an investor would pay over a marketable minority equity value (e.g., The Wall Street Journal price) in order to own a controlling interest in the common stock of a company. Control premiums can vary greatly. Factors affecting the level of a control premium include:

     *    The nature and magnitude of nonoperating assets.
     *    The nature and magnitude of discretionary expenses.
     *    The perceived quality of existing management.
     * The nature and magnitude of business opportunities which are not currently being exploited.
     * The ability to integrate the acquiree into the acquiror's business or distribution channels.

     The national valuation firm of Houlihan Lokey Howard & Zukin publishes an extensive study of control premiums each quarter of the year. The most recent report that is available prior to the Valuation Report is the Control Premium Study for 1998. This report has been included in Appendix C. We believe that the quality and detail in which Houlihan Lokey Howard & Zukin information prepared supports its use for purposes of our valuation calculations. However, for companies that were the most similar to AZIC (in the three SIC classifications previously noted giving equal weight to each), the average control premium for this period was approximately 16.70%. Consequently, we have utilized a control premium of 17.00% for purposes of our valuation analysis.

       Enterprise Value of AZIC                                   $6,500,000

       Control Discount (1/(1+.17)                                    15.00%
                                                                      ------

       Adjusted Value                                             $5,525,000

       Number of Shares Outstanding                                1,382,670
                                                                   ---------

       Non-controlling Value Per Share                                 $4.00
                                                                       =====

DISCOUNTS FOR LACK OF MARKETABILITY

     While the Common Stock of AZIC is publicly-traded, the volume activity is nominal. Consequently, it is necessary to adjust the Non-controlling Value Per Share in order to reflect the inefficient nature of the stock price and to consider the relatively thin market for the Common Stock. Various studies on discounts for lack of marketability have been published. In the September 1997 issue of Business Valuation Review, the author of an article studies the relationships between the price of private placements of common stock and the initial public offering ("IPO") price of the same class of securities. The eight studies since 1980 were conducted in very diverse market conditions yet the results were not dissimilar. However, in the 1980-1981 study, the prime

                                                                       Arizona
                                                                      Instrument
--------------------------------------------------------------------------------

lending rate went from 15.25% to 20% causing a noticeable aberration in the results. The mean discount for the 310 qualifying transactions included in the seven studies was 43%. In the description of the study, the author notes that only private placements transactions completed within five months of the IPO qualified for inclusion in the study. Given the substantive lead time in considering an IPO, it is likely that these transactions incorporated some level of expectation as to marketability.

     Further studies attempting to quantify the depressing effects upon value of the lack of marketability of closely held securities can be found in VALUING A BUSINESS, The Analysis and Appraisal of Closely Held Companies, Third Edition. The authors discuss the results of nine studies of discounts on the sale of restricted shares of publicly traded companies, as well as two other studies of discounts on the sale of closely held company shares compared to the price of subsequent initial public offerings of the same company's shares. The results of the first group of studies are tabulated below.

Restricted Stock Study                                                 Discount
----------------------                                                 --------
SEC Institutional Study - Overall Average                               25.8%
Non-reporting OTC companies                                             32.6%
Gelman Study                                                            33.0%
Trout Study                                                             33.5%
Morone Study                                                            35.6%
Maher Study                                                             35.4%
Standard Research Consultants Study                                     45.0%
Willamette Management Associates Study                                  31.2%
UCLA                                                                    24.0%
Silber Study                                                            33.8%
FMV Opinions, Inc. Study                                                23.0%

     As shown above, the various restricted stock studies indicate marketability discounts in the range of 23.0% to 45.0%, with most of the results falling into a narrow band between approximately 30.0% and 35.0%. Additional research conducted by Management Planning Inc. (MPI) using the criteria set forth in 77-287 also supports the independent data described herein. While AZIC's Common Stock is publicly traded, its level of liquidity is relatively low in relation to the Comparable Companies. Consequently, it is appropriate to apply a discount to reflect this analysis. It is difficult to accurately, apply the results of these generic studies to this assignment. Therefore, we believe that it is reasonable to apply a discount that is lower than the lower end of the range for the various private transaction studies. On the basis of this analysis, the per share Common Stock Value of Arizona Instrument Corp. can be computed as follows:

                                   Illiquidity/Inefficiency Discount
                                   ---------------------------------
Control Premium       5 %           10 %        15 %       20%          25 %
---------------       ---           ----        ----       ---          ----

17%                 $3.80         $3.60       $3.40      $3.20        $3.00

Note: As previously noted, calculations that correspond to our opinion have been rounded in accordance with investment banking industry practice.

ARIZONA INSTRUMENT CORPORATION
VALUATION ANALYSIS
JUNE 30, 1999

COMPARABLE COMPANY ANALYSIS - COMPACT/DISCLOSURE DATABASE SCREEN

SIC
Code      Industry Description                  # of Cos.     Comments
----      --------------------                  ---------     --------
3821      Laboratory Apparatus                     12        Scientific Development Technology
3822      Environmental Controls                    3        Substantively Related to AZIC Primary
                                                               Industry Classification Category
3823      Process Control Instruments              53        AZIC Primary Industry Classification Category
3824      Fluid Meter and Counting Devices          5        Substantively Related to AZIC Primary
                                                               Industry Classification Category
3825      Electricity Measuring Instruments        44        Semiconductor Industry Applications
3826      Analytical Instruments                   40        Dominated by Clinical and Biological and
                                                               Healthcare Applications
3827      Optical Instruments                      11        Optics-Based Technology
3829      Measuring and Controlling                33        Industry Classification Dominated by Oil and
                                                               Gas Applications
                                                   --
          MEASURING & MONITORING DEVICES           201
                                                   ===

COMPACT/DISCLOSURE COMPARABLE COMPANY SCREEN #1

SIC                                    Co. Est.     Oxford Est.
Code    Company Name                 Comp. Level    Comp. Level   Traded    Ticker   Comments
----    ------------                 -----------    -----------   ------    ------   --------
3824    Badger Meter Inc.                6            6          ASE       BMI     Flow measurement and control
3823    BEI Technologies Inc.            3            3          NMS       BEIQ    Insufficient level of comparability
                                                                                     for valuation analysis
3823    BTU International Inc.           4            4          NMS       BTUI    Insufficient level of comparability
                                                                                     for valuation analysis
3826    CEM Corp.                        10          10          NMS       CEMX    Microwave-based testing and control
                                                                                     instruments
3823    DSP Technology                   2            2          NMS       DSPT    Insufficient level of comparability
                                                                                     for valuation analysis
3823    Engineering Measurements         5            5          NMS       EMCO    Insufficient level of comparability
                                                                                     for valuation analysis
3823    Faro Technologies                2            2          NMS       FARO    Insufficient level of comparability
                                                                                     for valuation analysis
3829    Fiberchem Inc.                   2            2          OTH       FOCS    Insufficient level of comparability
                                                                                     for valuation analysis
3823    Industrial Scientific Corp.      4            4          NMS       ISCX    Insufficient level of comparability
                                                                                     for valuation analysis
3823    Invivo Corp.                     6            6          NMS       SAFE    Sensor-based instruments for medicine,
                                                                                     safety and industrial control
3823    Laminaise Corp                   3            3          OTH       THMZ    Insufficient level of comparability
                                                                                     for valuation analysis
3823    Measurement Specialties Inc.     5            5          ASE       MSS     Insufficient level of comparability
                                                                                     for valuation analysis
3823    Medar Inc.                       6            6          NMS       MDXR    Not utilized as comparable due to
                                                                                     history of operating losses
3823    Metrika Systems Corp.            5            5          ASE       MKA     Insufficient level of comparability
                                                                                     for valuation analysis
3829    Modern Controls                  6            8          NMS       MOCO    Measurement and analysis of gases and
                                                                                     chemical compounds
3823    Moore Products Co.               6            6          NMS       MORP    Process automation and control systems
3826    OI Corp.                         8            8          NMS       OICO    Measurement and analysis of chemical
                                                                                     compounds
3829    Onix Systems                     5            5          ASE       ONX     Insufficient level of comparability
                                                                                     for valuation analysis
3823    Perception Inc.                  1            1          NMS       PRCP    Insufficient level of comparability
                                                                                     for valuation analysis
3829    Sierra Monitor                   4            4          OTH       SRMC    Insufficient level of comparability
                                                                                     for valuation analysis
3823    Sentex Sensing Technology        6            6          OTH       SENS    Unprofitable/development stage company
                                                                                      - explosives detection
3823    Sutron Corp.                     3            3          OTH       STRN    Insufficient level of comparability
                                                                                     for valuation analysis
3823    Thermedics Detection Inc.        6            5          ASE       TDX     Quality assurance and detection
                                                                                     instruments, ownership structure
3823    Thermo Sentron Inc.              4            4          ASE       TSR     Insufficient level of comparability
                                                                                     for valuation analysis
3824    TSI Inc.                         6            6          ASE       TSII    Safety and productivity measuring and
                                                                                     control instruments

----------
* DEGREE OF COMPARABILITY IS BASED ON ESTIMATES USING A SCALE FROM 1 TO 10. A RATING OF 10 SUGGESTS A HIGH DEGREE OF COMPARABILITY.

ARIZONA INSTRUMENT CORPORATION
VALUATION ANALYSIS
JUNE 30, 1999

                                          ("TIC")                        Ratio of TIC To:
                          Estimated        Total               -------------------------------------
                        Comparability     Invested     SIC                       Operating   Net
Company Name                Level         Capital      Code    Revenue   EBITDA   Income    Income *
------------                -----         -------      ----    -------   ------   ------    --------
Badger Meter Company         6.00         $127,516     3824      0.86     6.39     8.49      14.19
ASE-BMI

CEM Corporation             10.00         $ 25,387     3826      0.79     3.21     3.82      11.08
NASDAQ-CEMX

Invivo Corporation           6.00         $ 53,986     3823      1.15     8.82    10.12      15.77
NASDAQ-SAFE

Modern Controls Inc.         8.00         $ 35,766     3829      2.23     7.66     8.33      14.18
NASDAQ-MOCO

Moore Products Co.           6.00         $ 67,207     3823      0.40     5.35     7.99      17.73
NASDAQ-MORP

OI Corporation               8.00         $ 15,508     3826      0.65     5.79     6.99       9.06
NASDAQ-OICO

TSI Inc.                     6.00         $123,563     3824      1.45     8.87    11.05      15.88
NASDAQ-TSII

                                                    Enterprise       TIC/
                                  TIC/     Control     TIC/         EBITDA
                                 EBITDA    Premium    EBITDA     Contribution
                                 ------    -------    ------     ------------
Badger Meter Company
ASE-BMI                           6.39      16.70%       7.45        0.89

CEM Corporation
NASDAQ-CEMX                       3.21      16.70%       3.74        0.75

Invivo Corporation
NASDAQ-SAFE                       8.82      16.70%      10.29        1.23

Modern Controls Inc.
NASDAQ-MOCO                       7.66      16.70%       8.93        1.43

Moore Products Co.
NASDAQ-MORP                       5.35      16.70%       6.24        0.75

OI Corporation
NASDAQ-OICO                       5.79      16.70%       6.76        1.08

TSI Inc.
NASDAQ-TSII                       8.87      16.70%      10.35        1.24

          Weighted Average EBITDA Multiple                           7.38

Weighted Average EBITDA Multiple:
                                                          TIC/
                                   Weight Factor         EBITDA
                                   -------------         ------
CEM Corporation                       50.00%              3.74         1.87
OI Corporation                        25.00%              6.76         1.69
Composite EBITDA Multiple             25.00%              7.38         1.85
                                     -------                           ----
                                     100.00%
                                     =======

Weighted Average EBITDA Multiple= 5.41 x (Represents AZIC Comparable Company Multiple)

ARIZONA INSTRUMENT CORPORATION
VALUATION ANALYSIS
JUNE 30, 1999

                          Estimated      R & D                                                      Total
                        Comparability    As a %     Recent    Shares       Market                  Invested
Company Name                Level       of Sales    Price      O/S      Capitalization    LTD      Capital
------------                -----       --------    -----      ---      --------------    ---      -------
Badger Meter Company         6.00         4.25%     $34.00     3,674       $124,916      $2,600    $127,516
ASE-BMI


CEM Corporation             10.00         9.10%     $ 7.88     3,076       $ 24,224      $1,163    $ 25,387
NASDAQ-CEMX


Invivo Corporation           6.00         6.00%     $12.50     4,193       $ 52,413      $1,573    $ 53,986
NASDAQ-SAFE


Modern Controls Inc.         8.00         7.00%     $ 5.69     6,288       $ 35,766      $    0    $ 35,766
NASDAQ-MOCO


Moore Products Co.           6.00         7.00%     $22.00     2,637       $ 58,014      $9,193    $ 67,207
NASDAQ-MORP


OI Corporation               8.00         6.10%     $ 4.63     3,353       $ 15,508      $    0    $ 15,508
NASDAQ-OICO


TSI Inc.                     6.00        13.10%     $11.00    11,233       $123,563      $    0    $123,563
NASDAQ-TSII

                            Latest Twelve Months Financial Info.
                         -------------------------------------------
                                                 Operating     Net
                         Revenue       EBITDA      Income     Income
                         -------       ------      ------     ------
Badger Meter Company    $148,711      $19,964     $15,015     $8,801
ASE-BMI                   100.00%       13.42%      10.10%      5.92%


CEM Corporation          $32,222      $ 7,914     $ 6,653     $2,186
NASDAQ-CEMX               100.00%       24.56%      20.65%      6.78%


Invivo Corporation       $46,912      $ 6,122     $ 5,337     $3,324
NASDAQ-SAFE               100.00%       13.05%      11.38%      7.09%


Modern Controls Inc.     $16,053      $ 4,672     $ 4,293     $2,522
NASDAQ-MOCO               100.00%       29.10%      26.74%     15.71%


Moore Products Co.      $168,958      $12,563     $ 8,410     $3,273
NASDAQ-MORP               100.00%        7.44%       4.98%      1.94%


OI Corporation           $23,964      $ 2,678     $ 2,220     $1,712
NASDAQ-OICO               100.00%       11.18%       9.26%      7.14%


TSI Inc.                 $85,352      $13,926     $11,179     $7,782
NASDAQ-TSII               100.00%       16.32%      13.10%      9.12%

ARIZONA INSTRUMENT CORPORATION
VALUATION ANALYSIS
JUNE 30, 1999

                ($ IN MILLIONS)

                                                                                 Target
                                                               Seller   Target     Net
                                                              Primary   Revenue   Income                             TIC/
Closed      Seller                       Buyer                  SIC       LTM      LTM     EBIT    EBITDA     TIC   EBITDA
------      ------                       -----                  ---       ---      ---     ----    ------     ---   ------
1-Sep-97    Advanced Electromagnetics    Not Disclosed          3821     3.365    0.464    0.472    0.552    1.377   2.49
              Inc.
30-May-97   Control Systems Inc.         Not Disclosed          3821    10.388    0.589    1.053    1.254      5.2   4.15
6-Jul-98    Kavouras Inc                 Data Transmission
                                           Network (            3829     19.68     1.44     2.42     3.55    19.65   5.54
30-Jul-97   David White Inc              Choucroute Partners
                                            LLC                 3829     13.56     0.33     0.75     1.22     7.19   5.89
1-Jun-99    DSP Technology Inc           MTS Systems Corp       3823     24.47     1.90     3.10     4.15    24.66   5.94
2-Jun-97    Teletrac Inc                 Axsys Technologies
                                           Inc                  3826      8.00     0.94     1.58     1.67    10.13   6.07
1-May-99    Environmental Systems Corp.  TSI Inc.               3824    22.901    1.926    2.976    3.865    26.84   6.94
10-Jan-97   Opal Inc                     Applied Materials
                                           Inc                  3829     61.70    12.06    13.14    14.58   175.27  12.02
15-Jan-97   Advanced Seperation
            Technologies Inc.            Not Disclosed          3823    27.318    3.301        5    5.279     70.5  13.35
7-May-98    Granville-Phillips Co        Helix Technology
                                           Corp                 3823     25.00     2.42     2.64     3.33    46.47  13.95
14-May-96   Andros Inc                   Genstar Capital LLC    3823     40.10     1.84     3.17     5.24    87.50  16.70
30-Dec-97   Computational Systems Inc    Emerson Electric Co    3829     57.03     4.08     6.38     8.77   147.35  16.80
10-Jul-96   Pryon Corp                   Protocol Systems Inc   3826     12.35     0.68     0.87     1.55    27.04  17.45
13-Feb-98   Impact Systems Inc           Voith (J.M.) AG        3823     15.17     1.23     1.24     1.41    28.61  20.29
                                                                  Mean
           Search Criteria:                                        Average                                          10.54
           Seller SIC = 3823,3824,3826,3829
           Seller Country = United States                          Statistical Median                                6.94
           Any Deal Status
           Deal Size <= $250 Million                               Average (Eliminate Hi and Lo)                    10.40
           Percent Sought >= 100.00%
           Closed Date >= 1 /1 /90                                 Comp Transaction Average                          5.68
           TIC/EBITDA >= 0 (Positive EBITDA)
           Revenue <= $100 Million

ARIZONA INSTRUMENT CORPORATION
VALUATION ANALYSIS
JUNE 30, 1999
DISCOUNTED CASH FLOW STATEMENT:

                                          1999             2000             2001             2002              2003
                                      -----------      -----------      -----------      ------------      ------------
Total Revenues                        $ 8,584,000      $ 9,048,430      $ 9,540,852      $ 10,063,155      $ 10,617,372
Cost of Goods Sold                    $ 3,298,080      $ 3,479,784      $ 3,672,519      $  3,877,030      $  4,094,120
Gross Profit                          $ 5,285,920      $ 5,568,646      $ 5,868,333      $  6,186,125      $  6,523,252
Total Operating Expenses              $ 4,818,920      $ 5,008,215      $ 5,206,722      $  5,465,262      $  5,739,599
                                      -----------      -----------      -----------      ------------      ------------

Operating Income                      $   467,000      $   560,431      $   661,611      $    720,863      $    783,653
Add: Depreciation                     $   521,000      $   521,000      $   521,000      $    521,000      $    521,000
Add: Other                            $         0      $         0      $         0      $          0      $          0
                                      -----------      -----------      -----------      ------------      ------------
Earnings Before Interest,
  Taxes, Depreciation, and
  Amortization                        $   988,000      $ 1,081,431      $ 1,182,611      $  1,241,863      $  1,304,653
Less: Taxes                           ($  216,400)     ($  272,718)     ($  328,888)     ($   361,399)     ($   396,103)
Less: Changes in Working Capital      ($  100,000)     ($  104,000)     ($  108,160)     ($   112,486)     ($   116,986)
Less: Capital Expenditures            ($  250,000)     ($  300,000)     ($  350,000)     ($   400,000)     ($   500,000)
Add: Other Income                     $    74,000      $   121,364      $   160,608      $    182,634      $    206,605
Add: Other                            $         0      $         0      $         0      $          0      $          0
Less: Other                           $         0      $         0      $         0      $          0      $          0
                                      -----------      -----------      -----------      ------------      ------------
Free Cash Flow                        $   495,600      $   526,077      $   556,171      $    550,612      $    498,169

TERMINAL VALUE                   5.50 x EBITDA                                                             $  7,175,590

Excess Cash Balance                   $ 1,700,000                                                          $  7,175,590

Total Free Cash To Equity             $   495,600      $   526,077      $   556,171      $    550,612      $  7,673,759

Adjusted Cash Flow ('99 Mid-Year)     $   247,800      $   526,077      $   556,171      $    550,612      $  7,673,759
                                      -----------      -----------      -----------      ------------      ------------
Present Value Factor @ 20%
Present Value                         $   226,209      $   400,200      $   352,578      $    290,878      $  3,378,256
                                      -----------      -----------      -----------      ------------      ------------
Enterprise Value (Includes
  Excess Cash $)                      $ 6,348,122

ARIZONA INSTRUMENT CORPORATION
VALUATION ANALYSIS - DCF COMPUTATION SENSITIVITY ANALYSIS
JUNE 30, 1999

SENSITIVITY ANALYSIS - OPERATING ENTERPRISE EQUITY VALUE

                                                             REVENUE GROWTH RATE
                    -----------------------------------------------------------------------------------------------------
                      5.00%         7.50%       10.00%       12.50%       15.00%       17.50%       20.00%       22.50%
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
            3.00    $4,912,238   $4,912,238   $4,912,238   $4,912,238   $4,912,238   $4,912,238   $4,912,238   $4,912,238
            3.25    $5,055,826   $5,055,826   $5,055,826   $5,055,826   $5,055,826   $5,055,826   $5,055,826   $5,055,826
            3.50    $5,199,415   $5,199,415   $5,199,415   $5,199,415   $5,199,415   $5,199,415   $5,199,415   $5,199,415
            3.75    $5,343,003   $5,343,003   $5,343,003   $5,343,003   $5,343,003   $5,343,003   $5,343,003   $5,343,003
            4.00    $5,486,592   $5,486,592   $5,486,592   $5,486,592   $5,486,592   $5,486,592   $5,486,592   $5,486,592
            4.25    $5,630,180   $5,630,180   $5,630,180   $5,630,180   $5,630,180   $5,630,180   $5,630,180   $5,630,180
            4.50    $5,773,768   $5,773,768   $5,773,768   $5,773,768   $5,773,768   $5,773,768   $5,773,768   $5,773,768
            4.75    $5,917,357   $5,917,357   $5,917,357   $5,917,357   $5,917,357   $5,917,357   $5,917,357   $5,917,357
            5.00    $6,060,945   $6,060,945   $6,060,945   $6,060,945   $6,060,945   $6,060,945   $6,060,945   $6,060,945
            5.25    $6,204,534   $6,204,534   $6,204,534   $6,204,534   $6,204,534   $6,204,534   $6,204,534   $6,204,534
            5.50    $6,348,122   $6,348,122   $6,348,122   $6,348,122   $6,348,122   $6,348,122   $6,348,122   $6,348,122
            5.75    $6,491,710   $6,491,710   $6,491,710   $6,491,710   $6,491,710   $6,491,710   $6,491,710   $6,491,710
            6.00    $6,635,299   $6,635,299   $6,635,299   $6,635,299   $6,635,299   $6,635,299   $6,635,299   $6,635,299
TERMINAL    6.25    $6,778,887   $6,778,887   $6,778,887   $6,778,887   $6,778,887   $6,778,887   $6,778,887   $6,778,887
MULTIPLE    6.50    $6,922,476   $6,922,476   $6,922,476   $6,922,476   $6,922,476   $6,922,476   $6,922,476   $6,922,476
            6.75    $7,066,064   $7,066,064   $7,066,064   $7,066,064   $7,066,064   $7,066,064   $7,066,064   $7,066,064
            7.00    $7,209,652   $7,209,652   $7,209,652   $7,209,652   $7,209,652   $7,209,652   $7,209,652   $7,209,652
            7.25    $7,353,241   $7,353,241   $7,353,241   $7,353,241   $7,353,241   $7,353,241   $7,353,241   $7,353,241
            7.50    $7,496,829   $7,496,829   $7,496,829   $7,496,829   $7,496,829   $7,496,829   $7,496,829   $7,496,829
            7.75    $7,640,418   $7,640,418   $7,640,418   $7,640,418   $7,640,418   $7,640,418   $7,640,418   $7,640,418
            8.00    $7,784,006   $7,784,006   $7,784,006   $7,784,006   $7,784,006   $7,784,006   $7,784,006   $7,784,006
            8.25    $7,927,594   $7,927,594   $7,927,594   $7,927,594   $7,927,594   $7,927,594   $7,927,594   $7,927,594
            8.50    $8,071,183   $8,071,183   $8,071,183   $8,071,183   $8,071,183   $8,071,183   $8,071,183   $8,071,183
            8.75    $8,214,771   $8,214,771   $8,214,771   $8,214,771   $8,214,771   $8,214,771   $8,214,771   $8,214,771
            9.00    $8,358,360   $8,358,360   $8,358,360   $8,358,360   $8,358,360   $8,358,360   $8,358,360   $8,358,360
            9.25    $8,501,948   $8,501,948   $8,501,948   $8,501,948   $8,501,948   $8,501,948   $8,501,948   $8,501,948
            9.50    $8,645,536   $8,645,536   $8,645,536   $8,645,536   $8,645,536   $8,645,536   $8,645,536   $8,645,536
            9.75    $8,789,125   $8,789,125   $8,789,125   $8,789,125   $8,789,125   $8,789,125   $8,789,125   $8,789,125
           10.00    $8,932,713   $8,932,713   $8,932,713   $8,932,713   $8,932,713   $8,932,713   $8,932,713   $8,932,713

ARIZONA INSTRUMENT CORPORATION
VALUATION ANALYSIS - DCF COMPUTATION SENSITIVITY ANALYSIS
JUNE 30, 1999

SENSITIVITY ANALYSIS - OPERATING ENTERPRISE EQUITY VALUE


                                                          TERMINAL EBITDA MULTIPLE
                    -----------------------------------------------------------------------------------------------------
                        3            4            5           5.5           6            7            8            9
                    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
            14.0%   $5,559,864   $6,283,339   $7,006,813   $7,368,550   $7,730,287   $8,453,762   $9,177,236   $9,900,710
            14.5%   $5,499,164   $6,208,530   $6,917,896   $7,272,579   $7,627,261   $8,336,627   $9,045,993   $9,755,359
            15.0%   $5,439,799   $6,135,391   $6,830,983   $7,178,779   $7,526,575   $8,222,168   $8,917,760   $9,613,352
            15.5%   $5,381,734   $6,063,878   $6,746,022   $7,087,094   $7,428,165   $8,110,309   $8,792,453   $9,474,597
            16.0%   $5,324,933   $5,993,945   $6,662,957   $6,997,464   $7,331,970   $8,000,982   $8,669,994   $9,339,006
            16.5%   $5,269,364   $5,925,552   $6,581,740   $6,909,834   $7,237,928   $7,894,116   $8,550,304   $9,206,492
            17.0%   $5,214,993   $5,858,656   $6,502,319   $6,824,151   $7,145,982   $7,789,645   $8,433,309   $9,076,972
            17.5%   $5,161,790   $5,793,219   $6,424,648   $6,740,362   $7,056,077   $7,687,506   $8,318,935   $8,950,364
            18.0%   $5,109,723   $5,729,201   $6,348,679   $6,658,418   $6,968,157   $7,587,635   $8,207,113   $8,826,591
            18.5%   $5,058,762   $5,666,565   $6,274,367   $6,578,268   $6,882,169   $7,489,972   $8,097,774   $8,705,576
            19.0%   $5,008,880   $5,605,274   $6,201,669   $6,499,866   $6,798,063   $7,394,458   $7,990,852   $8,587,247
DISCOUNT    19.5%   $4,960,047   $5,545,295   $6,130,542   $6,423,165   $6,715,789   $7,301,036   $7,886,284   $8,471,531
RATE        20.0%   $4,912,238   $5,486,592   $6,060,945   $6,348,122   $6,635,299   $7,209,652   $7,784,006   $8,358,360
            20.5%   $4,865,425   $5,429,132   $5,992,839   $6,274,692   $6,556,546   $7,120,252   $7,683,959   $8,247,666
            21.0%   $4,819,584   $5,372,884   $5,926,184   $6,202,835   $6,479,485   $7,032,785   $7,586,085   $8,139,385
            21.5%   $4,774,690   $5,317,817   $5,860,944   $6,132,508   $6,404,072   $6,947,199   $7,490,326   $8,033,454
            22.0%   $4,730,718   $5,263,900   $5,797,082   $6,063,673   $6,330,264   $6,863,447   $7,396,629   $7,929,811
            22.5%   $4,687,645   $5,211,104   $5,734,563   $5,996,292   $6,258,022   $6,781,480   $7,304,939   $7,828,398
            23.0%   $4,645,449   $5,159,401   $5,673,352   $5,930,327   $6,187,303   $6,701,254   $7,215,206   $7,729,157
            23.5%   $4,604,109   $5,108,762   $5,613,416   $5,865,743   $6,118,070   $6,622,724   $7,127,378   $7,632,032
            24.0%   $4,563,601   $5,059,163   $5,554,724   $5,802,505   $6,050,285   $6,545,847   $7,041,408   $7,536,969
            24.5%   $4,523,907   $5,010,575   $5,497,243   $5,740,578   $5,983,912   $6,470,580   $6,957,248   $7,443,916
            25.0%   $4,485,006   $4,962,975   $5,440,945   $5,679,929   $5,918,914   $6,396,883   $6,874,852   $7,352,821
            25.5%   $4,446,879   $4,916,338   $5,385,798   $5,620,527   $5,855,257   $6,324,717   $6,794,176   $7,263,636
            26.0%   $4,409,506   $4,870,640   $5,331,774   $5,562,342   $5,792,909   $6,254,043   $6,715,177   $7,176,312
            26.5%   $4,372,869   $4,825,858   $5,278,847   $5,505,341   $5,731,836   $6,184,825   $6,637,813   $7,090,802
            27.0%   $4,336,950   $4,781,969   $5,226,988   $5,449,497   $5,672,006   $6,117,025   $6,562,044   $7,007,062

                                                                       Arizona
                                                                      Instrument
--------------------------------------------------------------------------------

                              J. VALUATION OPINION

Based on and subject to the foregoing, including the assumptions and limitations set forth herein, we are of the opinion that the Enterprise Value of Arizona Instrument Corporation as of June 30, 1999 is in the range of $6,000,000 to $7,000,000. In addition, it is our opinion that the intrinsic value of the Common Stock of the Company is in the range of $3.20 to $3.50. This conclusion incorporates a Control Premium of 17.00% which is derived from data included in Appendix C.

                              /s/ Ben F. Ederer II
                              --------------------
                                Ben F. Ederer II
                               Managing Director
                                Oxford Advisors
                            2425 East Camelback Road
                                   Suite 450
                             Phoenix, Arizona 85016
                                 (602) 912-8572

                    -SEE APPENDIX E FOR PROFESSIONAL RESUME-
--------------------------------------------------------------------------------

Notes:
1). As previously noted, calculations that correspond to our opinion have been rounded in accordance with investment banking industry practice.
2).  Refer to Section I of this report for detail underlying calculations.

                                      -15

                         K. QUALIFICATIONS OF APPRAISER

This appraisal report was prepared by Oxford Advisors. Oxford Advisors conducts valuations of both publicly-traded and privately-held business enterprises for a variety of purposes, including: public stock offerings, tender offerings, mergers and acquisitions, federal gift and estate tax purposes, divorces, other commercial litigation, and for general business planning purposes.

Oxford Advisors' lead appraiser is Ben F. Ederer. His professional resume is attached hereto as Appendix E.

                      L. CONTINGENT AND LIMITING CONDITIONS

This appraisal is subject to the following contingent and limiting conditions:

     * Information, estimates and opinions contained in this report were obtained from sources considered reliable; however, no liability for such sources is assumed by the appraiser.

     * The Company and its representatives warranted to appraiser that the information supplied to appraiser was complete and accurate to the best of client's knowledge; and that any reports, analysis, or other documents prepared for it by appraiser will be used only in compliance with all applicable laws and regulations.

     * Possession of this report, or a copy thereof, does not carry with it the right of publication of all or part of it, nor may it be used for any purpose by anyone but the client without the previous written consent of the appraiser or the client, and in any event only with proper attribution.

     * Appraiser is not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the Company, unless previous arrangements have been made.

     * The various estimates of value presented in this report apply to this appraisal only, and may not be used out of the context presented herein.

                          M. INDEPENDENCE OF APPRAISER

I certify to the best of my knowledge and belief ...

*    The statements of fact contained in this report are true and correct;

* The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of Oxford Advisors;

* Neither Oxford Advisors nor I have any present or prospective interest in the property that is the subject of this report, and have no personal interest or bias with respect to the parties involved;

* Compensation for Oxford Advisors is not contingent on any action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report; and,

* I have made a personal inspection of the Company that is the subject of this report.

                              /s/ Ben F. Ederer II
                              --------------------
                                Ben F. Ederer II
                               Managing Director
                                Oxford Advisors
                            2425 East Camelback Road
                                   Suite 450
                             Phoenix, Arizona 85016
                                 (602) 912-8572

ARIZONA INSTRUMENT CORPORATION
C&J Income Statement
($000s)

                               1995      1996     1997      1998     1999     2000     2001     2002     2003
                              ------    ------   ------    ------   ------   ------   ------   ------   ------
Sales
Domestic                       4,725     4,082    5,269     6,194    6,215    6,526    6,852    7,195    7,554
International                  1,481     1,643    1,615     1,842    1,325    1,447    1,581    1,727    1,887
Service                        1,620     1,653    1,303     1,041    1,044    1,075    1,108    1,142    1,176
                              ------    ------   ------    ------   ------   ------   ------   ------   ------
Net Sales                      7,826     7,378    8,187     9,077    8,584    9,048    9,541   10,063   10,617

Cost of Goods Sold
Domestic                       2,007     1,681    2,361     2,540    2,515    2,641    2,773    2,912    3,057
International                    725       717      727       730      522      570      623      680      743
Service                          389       435      210       139      261      269      277      285      294
                              ------    ------   ------    ------   ------   ------   ------   ------   ------
Total Cost of Goods Sold       3,121     2,833    3,298     3,409    3,298    3,480    3,673    3,877    4,094
                              ------    ------   ------    ------   ------   ------   ------   ------   ------
Gross Profit                   4,705     4,545    4,889     5,668    5,286    5,569    5,868    6,186    6,523

Operating Expenses
Selling & Marketing            1,965     2,027    2,812     2,052    2,017    2,126    2,242    2,365    2,495
General & Administrative         968     1,165    1,462     1,144    1,545    1,583    1,622    1,711    1,805
Research & Development           448       498      529       876      773      814      859      906      956
Amortization & Depreciation      368       395      324       420      484      484      484      484      484
                              ------    ------   ------    ------   ------   ------   ------   ------   ------
Total Operating Expenses       3,748     4,085    5,127     4,492    4,819    5,008    5,207    5,465    5,740
                              ------    ------   ------    ------   ------   ------   ------   ------   ------
Operating Income                 957       460     (238)    1,176      467      560      662      721      784
                              ======    ======   ======    ======
Other Income
Interest Income                                                         80      121      161      183      207
Interest Expense                                                       (30)      --       --       --       --
Settlement of Litigation                                                --       --       --       --       --
Other                                                                   24       --       --       --       --
                                                                    ------   ------   ------   ------   ------
Total Other Income                                                      74      121      161      183      207
                                                                    ------   ------   ------   ------   ------
Pretax income                                                          541      682      822      903      990

Income taxes                                                           216      273      329      361      396
                                                                    ------   ------   ------   ------   ------
Net Income                                                             325      409      493      542      594
                                                                    ======   ======   ======   ======   ======

Operating Income                 957       460     (238)    1,176      467      560      662      721      784
Amortization & Depreciation      368       395      324       420      484      484      484      484      484
Non SG&A Amort & Depr            208       161      304        21       37       37       37       37       37
                              ------    ------   ------    ------   ------   ------   ------   ------   ------
EBITDA                         1,533     1,016      390     1,617      988    1,081    1,183    1,242    1,305
                              ======    ======   ======    ======   ======   ======   ======   ======   ======

ARIZONA INSTRUMENT CORPORATION
Balance Sheets
($000s)

                             1995       1996       1997      1998       1999       2000       2001      2002      2003
                            -------    -------    -------   -------    -------    -------    -------   -------   -------
ASSETS
Current Assets
Cash                            486        598        143     1,099      3,534      4,515      5,066     5,665     6,221
Receivables                   3,372      2,918      3,991     2,912      2,060      2,172      2,290     2,415     2,548
Inventory                     1,794      2,050      2,557     1,647      1,088      1,148      1,212     1,279     1,351
Deferred Taxes                   --         --        577       625        465         --         --        --         .
Prepaids & Other                278        596         50        37         50         50         50        50        50
                            -------    -------    -------   -------    -------    -------    -------   -------   -------
Total Current Assets          5,930      6,162      7,318     6,320      7,198      7,885      8,618     9,410    10,170
                                                                         3,664      3,370      3,552     3,745     3,949
Property, Plant & Equipment
At cost                       4,165      4,194      4,722     4,957      5,207      5,507      5,857     6,257     6,757
Acc. Depreciation            (3,082)    (3,348)    (3,747)   (4,095)    (4,404)    (4,723)    (5,052)   (5,391)   (5,740)
                            -------    -------    -------   -------    -------    -------    -------   -------   -------
Net PP&E                      1,083        846        975       862        803        784        805       866     1,017

Other Assets
Goodwill                      4,331      4,331      4,331     4,331      4,331      4,331      4,331     4,331     4,331
Acc. Amortization            (1,875)    (2,121)    (2,651)   (2,837)    (3,024)    (3,211)    (3,398)   (3,585)   (3,772)
Covenant not to Compete         350        350        350        --         --         --         --        --        --
Acc. Amortization              (190)      (248)      (350)       --         --         --         --        --
Deferred Taxes                  114        641        854       465         --         --         --        --        --
Other Assets                    857      1,063        765       638        250        225        200       175       150
                            -------    -------    -------   -------    -------    -------    -------   -------   -------
Total Other Assets            3,587      4,016      3,299     2,597      1,557      1,345      1,133       921       709
                            -------    -------    -------   -------    -------    -------    -------   -------   -------
     TOTAL ASSETS            10,600     11,024     11,592     9,779      9,558     10,014     10,556    11,197    11,896
                            =======    =======    =======   =======    =======    =======    =======   =======   =======

LIABILITIES & EQUITY
Current Liabilities
Line of credit                  250         --      1,066       300
Current maturities              613        794        285        13         --         --         --        --        --
Accounts payable                863        772      1,343       278        165        174        184       194       205
Accrued expenses                872        648      1,490     1,684      1,545      1,583      1,622     1,711     1,805
                            -------    -------    -------   -------    -------    -------    -------   -------   -------
Total Current Liabilities     2,598      2,214      4,184     2,275      1,710      1,757      1,806     1,905     2,010
                                                                         1,954      1,612      1,746     1,840     1,940
Long Term Debt                1,663        378         93        12         --         --         --        --        --

Stockholders' Equity
Common Stock                  9,424      9,773      9,894     9,959      9,990      9,990      9,990     9,990     9,990
Retained Earnings            (2,863)    (1,119)    (2,357)   (2,232)    (1,907)    (1,498)    (1,005)     (463)      131
                            -------    -------    -------   -------    -------    -------    -------   -------   -------
                              6,561      8,654      7,537     7,727      8,083      8,492      8,985     9,527    10,121
Less: Treasury Stock           (222)      (222)      (222)     (235)      (235)      (235)      (235)     (235)     (235)
                            -------    -------    -------   -------    -------    -------    -------   -------   -------
Total Stockholders' Equity    6,339      8,432      7,315     7,492      7,848      8,257      8,750     9,292     9,886
                            -------    -------    -------   -------    -------    -------    -------   -------   -------
TOTAL LIABILITIES & EQUITY   10,600     11,024     11,592     9,779      9,558     10,014     10,556    11,197    11,896
                            =======    =======    =======   =======    =======    =======    =======   =======   =======

ARIZONA INSTRURNENT CORPORATION
Ratio Analysis

                                  1995     1996     1997     1998     1999     2000     2001     2002     2003
                                  -----    -----    -----    -----    -----    -----    -----    -----    -----
Computrac Sales Growth
Domestic                           12.3%   -18.7%    36.6%    17.6%              5.0%     5.0%     5.0%     5.0%
International                      26.0%   -14.7%    33.2%    26.3%             10.0%    10.0%    10.0%    10.0%
Service                             5.5%     4.4%   -27.2%   -28.9%              4.0%     4.0%     4.0%     4.0%
                                  -----    -----    -----    -----    -----    -----    -----    -----    -----
Total Computrac Sales Growt        12.9%   -13.8%    21.7%    12.9%
Avg Growth 1995-1998                                           8.4%

Jerome Sales Growth
Domestic                           -0.5%    -1.3%    14.2%    17.4%              5.0%     5.0%     5.0%     5.0%
                                  -15.6%    42.6%   -27.5%    -2.6%              8.0%     8.0%     8.0%     8.0%
Service                            -9.9%    -1.3%   -12.2%    -9.2%              2.0%     2.0%     2.0%     2.0%
                                  -----    -----    -----    -----    -----    -----    -----    -----    -----
Total Jerome Sales Growth          -6.9%     9.4%    -4.9%     7.1%
Avg Growth 1995-1998                                           1.2%

Computrac COGS %
Domestic                           42.8%    41.4%    45.5%    43.4%    42.0%    42.0%    42.0%    42.0%    42.0%
International                      49.0%    43.6%    45.0%    39.6%    39.0%    39.0%    39.0%    39.0%    39.0%
Service                            24.0%    26.3%    16.1%    13.3%    25.0%    25.0%    25.0%    25.0%    25.0%
                                  -----    -----    -----    -----    -----    -----    -----    -----    -----
Total Computrac COGS %             40.3%    38.3%    41.5%    40.1 %   40.0%    40.0%    40.0%    40.0%    40.0%

Jerome COGS %
Domestic                           41.8%    40.8%    43.1%    35.4%    37.0%    37.0%    37.0%    37.0%    37.0%
International                      48.9%    43.6%    45.0%    39.6%    40.0%    40.0%    40.0%    40.0%    40.0%
Service                            24.0%    26.3%    16.1%    13.4%    25.0%    25.0%    25.0%    25.0%    25.0%
                                  -----    -----    -----    -----    -----    -----    -----    -----    -----
Total Jerome COGS %                39.1%    38.5%    38.0%    32.5%    35.4%    35.5%    35.6%    35.6%    35.7%

Marketing/Sales                    25.1%    27.5%    34.3%    22.6%    23.5%    23.5%    23.5%    23.5%    23.5%
Gen 8 Administrative/Sales         12.4%    15.8%    17.9%    12.6%    18.0%    17.5%    17.0%    17.0%    17.0%
R&D/Sales                           5.7%     6.8%     6.5%     9.6%     9.0%     9.0%     9.0%     9.0%     9.0%

Operating Income/Sales             11.7%     4.6%    -5.5%     3.7%     5.4%     6.2%     6.9%     7.2%     7.4%
Income from Continuing/Sale         9.0%    17.0%    -4.0%     0.9%     3.8%     4.5%     5.2%     5.4%     5.6%


Receivables/Sales                  31.8%    27.4%    26.2%    21.2%    24.0%    24.0%    24.0%    24.0%    24.0%
Inventory/COGS                     41.7%    46.5%    32.4%    25.7%    33.0%    33.0%    33.0%    33.0%    33.0%
Net PP&E/Sales                     10.2%     7.9%     6.4%     6.3%     9.4%     8.7%     8.4%     8.6%     9.6%

Payables/COGS                      20.1%    17.5%    17.0%     4.3%     5.0%     5.0%     5.0%     5.0%     5.0%
Accrued Expenses/G&A               66.6%    38.5%    54.8%    97.2%    40.0%    40.0%    40.0%    40.0%    40.0%

Tax Rate                                                               40.0%    40.0%    40.0%    40.0%    40.0%

Interest Rate on Borrowings                                             9.5%     9.5%     9.5%     9.5%     9.5%
Interest Rate on Cash > 500k                                            4.0%     4.0%     4.0%     4.0%     4.0%

ARIZONA INSTRUMENT CORPORATION
Consolidated Income Statements
(3000s)

                                     1995        1996        1997        1998
                                    -------     -------     -------     -------
Sales
Domestic                              6,884       6,720      11,608      10,231
International                         1,972       2,191       2,118       2,322
Service                               1,737       1,752       1,506       1,184
                                    -------     -------     -------     -------
Net Sales                            10,593      10,663      15,232      13,737

Cost of Goods Sold
Domestic                              2,915       2,994       6,690       5,319
International                           966         956         953         920
Service                                 417         461         243         158
                                    -------     -------     -------     -------
Total Cost of Goods Sold              4,298       4,411       7,886       6,397
                                    -------     -------     -------     -------
Gross Profit                          6,295       6,252       7,346       7,340
                                       59.4%       58.6%       48.2%       53.4%

Operating Expenses
Selling & Marketing                   2,641       2,785       3,882       3,145
General & Administrative              1,310       1,684       2,720       1,732
Research & Development                  606         720         985       1,325
Amortization & Depreciation             498         571         602         636
                                    -------     -------     -------     -------
Total Operating Expenses              5,055       5,760       8,189       6,838
                                    -------     -------     -------     -------
Operating Income                      1,240         492        (843)        502

Other Income
Interest Income                          22          22          15          17
Interest Expense                       (391)       (201)       (138)       (105)
Settlement of Litigation                 --         997          --          --
Other                                    98          64          (2)         56
                                    -------     -------     -------     -------
Total Other Income                     (271)        882        (125)        (32)
                                    -------     -------     -------     -------
Pretax income                           969       1,374        (968)        470

Income taxes                             11        (441)       (366)        344
                                    -------     -------     -------     -------
Income from Continuing Ops              958       1,815        (602)        126

Loss from Discontinued Ops             (425)        (72)       (637)         --
                                    -------     -------     -------     -------
Net Income                              533       1,743      (1,239)        126
                                    =======     =======     =======     =======
Operating Income                      1,240         492        (843)        502
Amortization & Depreciation             498         571         602         636
Non SG&A Amort & Depr                   282         233         566          32
                                    -------     -------     -------     -------
EBITDA                                2,020       1,296         325       1,170
                                    =======     =======     =======     =======

                                  BIBLIOGRAPHY

Arneson, George S., "Nonmarketability Discounts Should Exceed Fifty Percent," TAXES - THE TAX MAGAZINE, January, 1981.

Arneson, George S., "Minority Discounts Beyond Fifty Percent Can Be Supported," TAXES - THE TAX MAGAZINE, February, 1981.

Copeland,  T.  et.  al.,  "VALUATION:   MEASURING  AND  MANAGING  THE  VALUE  OF
COMPANIES," NY. NY.: John Wiley & Sons, Inc. 1990.

Dukes, William P. and Oswald D. Boslin, "Valuation Of Closely-held Firms," BUSINESS VALUATION REVIEW, December, 1990.

Emory, John D., "The Value of Marketability As Illustrated In Initial Public Offerings of Common Stock," BUSINESS VALUATION REVIEW, December, 1995.

Gampel,   Peter,  "Recent  Thoughts  When  Valuing  A  Minority  Interest  In  A
Closely-held Company," BUSINESS VALUATION REVIEW, June, 1987.

Gelman, Milton, "An Economist's - Financial Analyst's Approach To Valuing Common Stock In A Closely-held Company," JOURNAL OF TAXATION, June, 1972.

Maher, Michael J., "An Objective Measure For A Discount For A Minority Interest And A Premium For A Controlling Interest," TAXES - THE TAX MAGAZINE, JULY, 1979.

Maroney, Robert E., "Why 25% Discounts For Non-marketability In One Valuation, 100% In Another," TAXES -THE TAX MAGAZINE, May, 1987.

Maroney, Robert E., "Most Courts Overvalue Closely-held Stocks," TAXES - THE TAX MAGAZINE, March, 1973.

Pratt, Shannon, "VALUING A BUSINESS: THE ANALYSIS AND APPRAISAL OF CLOSELY-HELD COMPANIES", (Second Edition) Dow Jones - Irwin, Chicago, Illinois. 1981.

Securities and Exchange Commission ("SEC"), "THE INSTITUTIONAL INVESTOR STUDY REPORT", Washington DC, 1971.

Simpson,   David  W.,  "Minority   Interest  and  Marketability   Discounts:   A
Perspective,"  BUSINESS VALUATION REVIEW,  March, 1991 (Part I) June, 1991 (Part
II).

                                     RESUME

                                  BEN F. EDERER
                       2425 EAST CAMELBACK ROAD, SUITE 450
                             PHOENIX, ARIZONA 85016
                            BUSINESS: (602) 553-1055

PROFESSIONAL EXPERIENCE:
Oxford Advisors, Inc.                                    Phoenix, AZ/Houston, TX
  Independent Consultant/Advisor

* Provide corporate valuation services for mergers and acquisitions, ESOP, litigation, estate tax, business planning and other purposes

* Provide financial advisory services in connection with change of ownership transactions

* Engaged by private capital source to identify, initiate, and execute venture financing

*    Advised  leading  U.S.   architectural   woodworking  company  in  proposed
     divestiture. Performed organizational diagnostic designed to optimize operations

* Provided financial advisory services, including corporate valuation, in conjunction with the $42 million sale of a Texas-based document copying and printing company

*    Provided   financial   advisory,   consulting,   and  other   services   to
     Phoenix-based investment banking firm

* Assisted in establishing corporate finance department in Houston for major U.S. commercial bank

McKinsey & Company, Inc.
  Management Consulting                                           Houston, Texas

* Texas representative to firm's Corporate Finance Practice Center. The efforts of this group resulted in the publication of Valuation: Measuring And Managing the Value of Companies. Other topics addressed in this group were the tax and strategic issues related to change of ownership transactions.

* Responsible for designing and assisting in the implementation of strategic plans for corporate clients

*    Assisted  in  the   development   of  optimal   solutions  for   marketing,
     micro-economics,  and  financial  problems

* Developed programs for linking strategic decision-making with shareholder value maximization

* Identified plans for optimizing the trade and distribution of various corporate products and services

* Performed pro bono studies on behalf of The University of Houston Board of Regents, The Houston Grand Opera, and The Houston Coalition For the Homeless

*    Received   extensive  training  focused  on  skill  development  in  public speaking, corporate strategy, and business problem solving

                                      -2-
Smith Barney, Harris Upham & Co., Inc.                              New York, NY
  Corporate Finance - East Coast Group

* Assisted in the design and execution of financing strategies for corporate clients in a variety of industries

* Acted as financial advisor in the development and implementation of acquisition and divestiture strategy. Initiated and executed mergers and acquisitions on behalf of middle-market clients.

* Performed a number of corporate valuations including fairness opinions and purchase price allocation

* Managed and co-managed initial and secondary public offerings of equity securities

Underwood, Neuhaus & Co., Incorporated                            Houston, Texas

*    Responsible  for   originating,   structuring,   and  executing   financial
     transactions on behalf of emerging and middle-market companies including:

     *    Initial Public Offerings
     *    Real Estate Investment Trusts
     *    Collateralized Pass-Through Securities (Grantor Trust)
     *    Limited Partnerships
     *    Venture Capital Financing

* Acted as financial advisor in the development and implementation of acquisition and divestiture strategy

* Financial Advisor to various parties in corporate restructuring and reorganization.

* Performed a variety of corporate valuation assignments for the following purposes:

     *    ESOP
     *    Litigation  support  including  bankruptcy,   divorce,  and  ownership
          dispute proceedings
     *    Estate planning
     *    Fairness opinions
     *    Establishing   corporate  value  for  public  and  private   financing
          transactions

Investment Banking/Consulting Industry Experience:

           Manufacturing                        Environmental Services
           Retail                               Computer Hardware
           Natural Resources                    Financial Institutions
           Agriculture & Livestock              Real Estate
           Sporting Goods                       Distribution
           Entertainment                        Consumer Products
           Health Care                          Non-Profit

EDUCATION:

     GRADUATE DEGREE

     University of Houston                                        Houston, Texas

     Masters of Business Administration; Emphasis on Accounting

     Internship positions as a candidate for degree:

     * Graduate Research Fellowship. Assisted Dr. Paul Horvitz in the preparation of a research study on banking deregulation which was submitted to the U.S. Treasury Department. This position was normally awarded to doctoral candidates.

     * Investment Banking Internships. Analyst in the corporate finance departments of Bateman Eichler, Hill Richards, Inc. and Underwood, Neuhaus & Co. Supported senior corporate finance personnel in research and in executing public equity, subordinated debenture, mergers and acquisitions, and partnership financing.

     * Public Accounting Internship. Accounting internship in the audit department of the Houston Arthur Andersen & Co. Office.

     Financed 100% of education

     UNDERGRADUATE DEGREE

     The University of Arizona                                   Tucson, Arizona

     Bachelor of Business Administration; Emphasis on Finance

     *    Member of Delta Chi Fraternity
     *    Received various scholarships for academic achievement
     * Worked in the farming and ranching industries during Christmas and summer periods

     Financed 100% of education

     Lecturer at the Arizona State University Graduate Business School Qualified as a business valuation expert in U.S. Federal Court

PERSONAL INTERESTS:  Backpacking, reading, travel, private pilot, and scuba diving

REFERENCES:          References will be furnished upon request.

BORN:                October 16, 1959 in La Jolla, California